Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH[ ] Registration Statement Nos. 333-270327 and 333-270327-01 Dated June 13, 2025; Filed pursuant to Rule 433

PLUS Based on a Basket of Six Underliers Due December 29, 2025
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Basket:	Basket Component	Weighting
	EURO STOXX 50® Index (ticker symbol: “SX5E”)	15%
	iShares® 20+ Year Treasury Bond ETF (ticker symbol: “TLT”)	15%
	iShares® MSCI Emerging Markets ETF (ticker symbol: “EEM”)	15%
	iShares® Biotechnology ETF (ticker symbol: “IBB”)	15%
	Russell 2000® Index (ticker symbol: “RTY”)	25%
	SPDR® S&P® Oil & Gas Exploration & Production ETF (ticker symbol: “XOP”)	15%
Stated principal amount:	$1,000 per security
Pricing date:	June 30, 2025
Issue date:	July 3, 2025
Valuation date:	December 23, 2025, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.
Maturity date:	December 29, 2025
Payment at maturity[1]:

For each $1,000 stated principal amount security you hold at maturity:

▪

If the final basket value is greater than the initial basket value:
$1,000 + the leveraged return amount, subject to the maximum return at maturity

▪

If the final basket value is less than or equal to the initial basket value:
$1,000 + ($1,000 × the basket return)

If the final basket value is less than the initial index value, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component, (i) The final component value minus the initial component value, divided by (ii) the initial component value
Final component value:	For each basket component, its closing value on the valuation date
Basket return:	(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value

Leveraged return amount:	$1,000 x the basket return x the leverage factor
Leverage factor:	200%
Maximum return at maturity:	$67.00 per security (6.70% of the stated principal amount). The payment at maturity per security will not exceed $1,000 plus the maximum return at maturity.
CUSIP / ISIN:	17332MCB8 / US17332MCB81
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/831001/000095010325007372/ dp230161_424b2-us2574193d.htm

Hypothetical Payout at Maturity[1]
Change in Underlying	Return on Securities
+50.00%	6.70%
+40.00%	6.70%
+30.00%	6.70%
+20.00%	6.70%
+10.00%	6.70%
+5.00%	6.70%
+3.35%	6.70%
+2.00%	4.00%
0.00%	0.00%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

1All payments are subject to our credit risk

On the date of this pricing supplement, the estimated value of the securities is $875.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Basket and Basket Components

For more information about the basket and basket components, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose some or all of your investment.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	Investing in the securities is not equivalent to investing in the basket components or the stocks included in the basket components.
•	Your payment at maturity depends on the closing values of the basket components on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The basket components may offset each other.
•	The basket components may be highly correlated in decline.
•	The basket components are not equally weighted.
•	The EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF are subject to risks associated with non-U.S. markets.
•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.
•	Investing in the securities exposes investors to risks associated with emerging markets equity securities.
•	Fluctuations in exchange rates will affect the value of the iShares® MSCI Emerging Markets ETF.
•	The iShares® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate-related and credit-related risks.
•	The iShares® Biotechnology ETF is subject to risks associated with the biotechnology and pharmaceutical sectors.
•	The securities will be subject to risks associated with small capitalization stocks.
•	The SPDR® S&P® Oil & Gas Exploration & Production ETF is subject to concentrated risks associated with the oil and gas exploration and production industry.
•	In the case of basket components that are underlying ETFs, the value and performance of each basket component may not completely track the performance of its underlying index or its net asset value per share.
•	In the case of basket components that are underlying ETFs, even if a basket component pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.
•	In the case of basket components that are underlying ETFs, an adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market value of a basket component.
•	In the case of basket components that are underlying ETFs, the securities may become linked to shares of issuers other than the basket components upon the occurrence of a reorganization event or upon the delisting of the shares of such basket component.
•	Changes made by the sponsor of a basket component may affect the basket component.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the basket or the basket components.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.